Exhibit 99.1

June 2, 2023

Nortech Systems Mourns the Loss of Board Member David Graff

MINNEAPOLIS, MINNESOTA, USA – It is with great sadness that Nortech Systems Incorporated (Nasdaq: NSYS), announces the death of Board Member David Graff, who passed away on May 28th.

“David was a trusted advisor whose guidance and expertise in financial and strategic matters will be deeply missed,” said Jay D. Miller, Nortech’s CEO. “David was a genuinely thoughtful and engaging leader whose warmth and kindness inspired everyone at Nortech. On behalf of the Nortech family, the Board of Directors and all Nortech colleagues, we extend our deepest sympathies to his wife Paula and their daughters, Maggie and Amanda.”

Mr. Graff joined the Nortech Board in May 2022 bringing broad experience in financial leadership and global business strategy for companies in a variety of industries. His most recent engagements included companies in digital services, cybersecurity, business services and manufacturing. Mr. Graff retired from Deluxe Corporation in 2019 after 20 years as head of Corporate Development. He previously served in financial and operations leadership roles at Colwell Industries, Inc. and Ecolab Inc. and as an auditor of public and private companies at Arthur Andersen & Co. S.C.

Nortech's mission is to deliver value for all Nortech stakeholders by providing extraordinary quality, high-performance, sustainable engineering and manufacturing solutions to help our customers become leaders in reliable digital connectivity and secure data management.

About Nortech Systems Incorporated Nortech Systems is a leading provider of design and manufacturing solutions for complex electromedical devices, electromechanical systems, assemblies, and components. Nortech Systems primarily serves the medical, aerospace & defense, and industrial markets. Its design services span concept development to commercial design, and include medical device, software, electrical, mechanical, and biomedical engineering. Its manufacturing and supply chain capabilities are vertically integrated around wire/cable/interconnect assemblies, printed circuit board assemblies, as well as system-level assembly, integration, and final test. Headquartered in Maple Grove, Minn., Nortech currently has seven manufacturing locations and design centers across the U.S., Latin America, and Asia. Nortech Systems is traded on the NASDAQ Stock Market under the symbol NSYS. Nortech’s website is www.nortechsys.com.

Contact Information is:

Alan Nordstrom, Interim CFO

anordstrom@nortechsys.com

952-444-3733